Telestone Provides Estimated Backlog Figure of $106.0 million for
FY2010 on Second Quarter Earnings Conference Call

BEIJING, August 16 — Telestone Technologies Corporation ("Telestone" or the "Company") (Nasdaq:TSTC - News), a leading developer and provider of telecommunications local access networks in China, provided a backlog figure of $106.0 million on their second quarter conference call hosted on Friday, August 13, 2010. The Company expects to bill out their backlog before December 31, 2010.

“After consolidating our contracts and project schedules from our offices throughout China, we announced on our second quarter conference call an estimated backlog of $106.0 million which we expect to bill out during our 2010 fiscal year,” stated Han Daqing, Chairman and CEO of Telestone Technologies. “Our backlog represents our list of projects that have been secured and engineered for installation in building sites throughout China by the end of 2010.  Based on our six month revenue of $27.8 million and our backlog, we are confident that we will meet our guidance of $129.4 million in revenue for the year.”

Telestone Technologies is also clarifying a question posed during the call regarding the Company’s sales and marketing expense of $4.2 million in the second quarter of 2010.  As explained on the call, the increase in the Company’s sales and market expenses for the quarter were 126.1% year over year and part of an aggressive training and outreach program to secure more high-margin, WFDS™ contracts from the branch offices of the Big 3 carriers and the building owners of sites slated for installations.

“The second quarter of the year is known as a ‘tender season’ amongst our sales teams at Telestone,” added Chairman Han. “The difference this year over previous years is our focus in selling our high-margin 3/G and WFDS™ systems only and the distancing of ourselves from the lower margin, 2/G business.  We believe that the time, effort and expense we put into this program and the additional expenses spent by our sales teams as they worked to secure higher margin sales for us will pay off in the 3rd and 4th quarters of 2010.  In those quarters, we bill more than 70% of yearly revenues and a majority of our backlog.  In the 3rd and 4th quarters and after peaks in sales and marking expenses during the tender season, we believe that our sales and marketing expenses are likely to decrease significantly, thus providing higher operating and net margin returns.”

For the year, the Company has guided $22.9 million in net income, which will equate to $2.18 in EPS per 10.5 million fully-diluted shares the company expects to report on December 31, 2010.

About Telestone Technologies Corporation

Telestone is a leading innovator in local access network technologies and solutions. Telestone is a global company with 30 sales offices throughout China and a network of international branch offices and sales agents. For more than 10 years, Telestone has been installing radio-frequency based 1G and 2G systems throughout China for China's leading telecommunications companies. After intensive research on the demands of carriers in the 3G age, Telestone developed and commercialized its third generation technology for the local access network, WFDS(TM) (Wireless Fiber-Optics Distribution System), which provides a scalable, multi-access local access network solution for China's three cellular protocols. Telestone offers services that include project design, project manufacturing, installation, maintenance and after-sales support. Telestone Technologies has approximately 1,200 employees.

Safe Harbor Statement

This release contains certain "forward-looking statements" relating to the business of Telestone Technologies Corporation and its subsidiary companies. Forward looking statements can be identified by the use of forward-looking terminology such as "believes, expects" or similar expressions. Such forward looking statements involve known and unknown risks and uncertainties, including all business uncertainties relating to product development, marketing, concentration in a single customer, raw material costs, market acceptance,  future capital requirements, competition in general and other factors that may cause actual results to be materially different from those described herein as anticipated, believed, estimated or expected. Certain of these risks and uncertainties are or will be described in greater detail in our filings with the Securities and Exchange Commission. Telestone Technologies is under no obligation to (and expressly disclaims any such obligation to) update or alter its forward-looking statements whether as a result of new information, future events or otherwise. This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such state or jurisdiction.

For further information, contact:

Company:
Liping Zhang, Board Secretary
Tel: +86-10-8367-0088 x1003
Email: zhangliping@telestone.com

Feng Dan, Assistant Secretary of the Board
Tel:   +86-10-8367-0088 x1232
Email: fengdan@telestone.com

Investor Relations:
John Mattio
HC International Inc.
Tel:   +1-203-616-5144
Email: john.mattio@hcinternational.net